BOOKS• A • MILLION®	News Release

402 Industrial Lane

Birmingham, AL 35211

205-942-3737

Contact:	Douglas G. Markham
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES FIRST QUARTER RESULTS

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Earnings Increase 40%

BIRMINGHAM, Ala. (May 29, 2007) -- Books-A-Million, Inc. (Nasdaq/NM:BAMM) today announced financial results for the thirteen weeks ended May 5, 2007. Net income increased to $2.1 million, or $0.13 per diluted share, compared with net income of $1.5 million, or $0.09 per diluted share, in the year-earlier period.

Net sales for the 13-week period increased 2.1% to $116.3 million from sales of $113.9 million in the year-earlier period. Comparable store sales for the quarter decreased 0.5% when compared with the 13-week period for the prior year.

Commenting on the results, Sandra B. Cochran, President and Chief Executive Officer, said, “Comparable store sales results improved over fourth quarter trends, driven by an improving media environment, highlighted by Oprah's endorsement of The Secret. Several categories performed well with new age, teen, graphic novels and hardcover fiction showing particular strength. In addition, our continued focus on the fundamentals of our business led to a 40% improvement in earnings when compared to the prior year quarter.”

Cochran continues, “As we enter the second quarter we look forward to a strong summer movie lineup and the publication of Harry Potter and The Deathly Hallows on July 21st.”

In addition, the Board of Directors has declared a regular quarterly cash dividend of $0.09 per common share. The dividend will be paid on June 25, 2007, to shareholders of record at the close of business on June 11, 2007.

Books-A-Million is one of the nation’s leading book retailers and sells on the internet at www.booksamillion.com. The Company presently operates over 200 stores in 20 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the name Bookland, Books-A-Million and Joe Muggs Newsstands.

-MORE-

BAMM Reports First Quarter Fiscal 2008 Results

May 29, 2007

BOOKS-A-MILLION, INC.

Unaudited Consolidated Financial Highlights

(In thousands, except per share data)

13 Weeks Ended
May 5,	April 29,
2007	2006
NET SALES	$116,318	$113,887
Cost of sales (including warehouse, distribution and store occupancy costs)	82,559	81,277
GROSS PROFIT	33,759	32,610
Operating, selling and administrative expenses	26,969	26,590
Depreciation and amortization	3,336	3,428
OPERATING INCOME	3,454	2,592
Interest expense (income), net	(117)	56
INCOME BEFORE TAXES	3,571	2,536
Income tax provision	1,460	1,024

NET INCOME	$2,111	$1,512

NET INCOME PER COMMON SHARE:

Basic:

Net income	$0.13	$0.09
Weighted average shares outstanding	16,442	16,292

Diluted:

Net income	$0.13	$0.09
Weighted average shares outstanding	16,730	16,882

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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